Exhibit 99.3
ABN AMRO Shares, Acceptance Closing Date, being October 4, 2007 (15.00 CET)
ACCEPTANCE FORM
(Primary Exchange)
and
DEED OF TRANSFER OF ABN AMRO REGISTERED SHARES
PLEASE NOTE THE FOLLOWING:
Before deciding what course of action to take, US and Canadian resident registered holders of ABN AMRO ordinary shares (“ABN AMRO Registered Shares”) should carefully review the US offer document/prospectus (including all documents incorporated by reference therein) and non-US and -Canadian resident holders of ABN AMRO Registered Shares should carefully review the Offer Memorandum and the Barclays Prospectus (including all documents incorporated by reference therein) (together with the US Prospectus hereinafter referred to as the “Offer Documents”).
If you have any questions in relation to the actions to be taken, if the shares in your ownership are not free and clear of third party rights (for example rights of pledge or usufruct), if you are not allowed to dispose of your shares (for example your property is under administration), or if you have any additional questions in relation to the acceptance of the Offer please contact ABN AMRO by telephone on +31 (0)20-628 5949 or by email at: So.Servicedesk.C&CC@abnamro.com.
Definitions used in this acceptance form have the meaning as set out in the Offer Memorandum unless otherwise defined herein.
PLEASE REVIEW AND COMPLETE (IF NECESSARY) THE FOLLOWING INFORMATION:
     Full name and address of the holder of ABN AMRO Registered Shares (hereinafter: the “Shareholder”):

Name:

Surname:

Address:

Town/City:

Postal/ZIP Code:

Country:
I hereby tender the following number of ABN AMRO Registered Shares, together with all rights attaching or relating thereto, from my current ownership (the “Tendered Shares”) and irrevocably instruct their transfer via the Listing and Exchange Agent in order to accept the Offer in accordance with its terms:

Number of ABN AMRO Registered Shares:

Mix and Match Facility:
Number of ABN AMRO Registered Shares for which you wish to receive the Offer of €13.15 in cash and 2.13 New Barclays Shares per ABN AMRO Registered Share tendered (Default Offer):
Number of ABN AMRO Registered Shares for which you are making a Mix and Match Election for more New Barclays Shares:	Number of ABN AMRO Registered Shares for which you are making a Mix and Match Election for more cash:

If you fail to make an election under the Mix and Max Facility, you will be deemed to have chosen the Default Offer.

ABN AMRO Shares, Acceptance Closing Date, being 4 October 2007 (15.00 CET)
The Shareholder should note that failure to validly sign and/or indicate the manner in which he wishes to hold his Barclays Shares in accordance with clause 4 will mean that the Shareholder has not validly tendered the Tendered Shares pursuant to the terms of the Offer.
DECLARATION:
The Shareholder and Barclays (Netherlands) agree on the delivery (levering) of the Tendered Shares on the terms set out below and as included in the Offer Documents, the terms of which are incorporated herein by reference, subject to the Offer being declared to be unconditional (gestand is gedaan) by Barclays.
1.	The Shareholder hereby tenders and irrevocably instructs the Listing and Exchange Agent to deliver the Tendered Shares to Barclays (Netherlands), together with all rights attaching or relating thereto, in accordance with the terms of the Offer, subject only to the withdrawal right provided under the Offer.

2.	By entering into this agreement, the Shareholder undertakes, represents and warrants to Barclays that on the date of this agreement up to the Settlement Date, as defined in the Offer Memorandum:
i.	the tender of the Tendered Shares constitutes an acceptance by the Shareholder of the Offer, on and subject to the terms and conditions of the Offer;

ii.	the Shareholder has full power and authority to tender, sell, exchange and deliver the Tendered Shares (together with all rights attaching thereto), and has not entered into any other agreement to tender, sell, exchange and deliver the Tendered Shares (together with all rights attaching thereto) to any party other than in accordance with the terms of the Offer. The Tendered Shares will be exchanged and delivered with full title guarantee and free and clear of all third party rights and restrictions of any kind;

iii.	unless the Shareholder is located in the United States or Canada (in which case this representation and warranty need not be given), the Tendered Shares are being tendered in compliance with the restrictions as set out in Section 1 (Restrictions and Important Information) of the Offer Memorandum and the securities and other applicable laws or regulations of the jurisdiction in which the Shareholder is located or of which it is a resident and no registration, approval or filing with any regulatory authority of such jurisdiction is required in connection with the tendering of the Tendered Shares; and

iv.	it has given the irrevocable instructions involved in accepting the Primary Exchange as set out in the section of the US offer document/prospectus entitled “The Exchange Offer — Election of Exchange Alternatives”.
3.	The Shareholder and Barclays (Netherlands) waive the right to rescind the agreement laid down in this deed or to demand rescission thereof based on article 6:265 of the Dutch Civil Code.

4.	The Shareholder wishes to hold the Barclays Shares that are to be delivered under the Offer as follows. In order to validly tender your shares, please note that the information in relation to your choice should be completed.

ABN AMRO Shares, Acceptance Closing Date, being 4 October 2007 (15.00 CET)
I would like to have my Barclays Shares and or Cash delivered to my

Account number:

securities account number

with (insert name of your bank or financial institution):

If you are not a Dutch resident, please obtain the following information from your bank or financial institution;

registration number (correspondent bank) of Euroclear Nederland:

contact person responsible for foreign settlements:

telephone number:

City:

Country:

fax number:

email address:
In order to deliver your Barclays Shares and cash entitlement in time, it is important that all the required details are included correctly. It is essential that you contact your bank or financial institution to obtain the relevant information and to request such bank or financial institution to undertake all necessary steps to receive the Barclays Shares on your behalf.
ABN AMRO hereby, pursuant to article 2:86c of the Dutch Civil Code, acknowledges the foregoing transfer of the ABN AMRO Registered Shares and shall record the same in its register of shareholders.

At: on / /2007		At: on / /2007	At: on / /2007

The Shareholder	[Husband/wife/registered partner] of the Shareholder]	Barclays (Netherlands)	ABN AMRO Holding N.V. (for acknowledgement pursuant to article 2:86c paragraph 2 of the Dutch Civil Code)